Exhibit 23.02


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Worldtalk Communications Corporation:

We consent to incorporation by reference herein of our report dated January 28, 1999 relating to the consolidated balance sheets of Worldtalk Communications Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Worldtalk Communications Corporation, and to the reference to our firm under the heading "Experts" in the prospectus.

KPMG LLP

Mountain View, California
September 7, 1999